Exhibit 99.1

INVESTools Reports Second Quarter 2003 Financial Results; Revenue
Grows 25%, Michael Goldsmith Elected to Board

    HOUSTON--(BUSINESS WIRE)--Aug. 14, 2003--INVESTools Inc. (OTCBB:INVS), a global leader in investor education teaching self-directed investors how to achieve their investment goals, reported today that revenue for the quarter ended June 30, 2003 totaled $18.1 million, a 25% increase compared to revenue of $14.5 million for the same period in 2002. Net loss from operations for the first quarter totaled $290,000, or a loss of $0.01 per share, compared to a net loss from operations of $762,000, or a loss of $0.02 per share, for the same period a year earlier. Operating results for the quarter included $400,000 in costs related to executive staff changes and closing Asian operations, which offset improving results from operations.
    During the second quarter, the Company recorded a valuation allowance against its remaining deferred tax asset resulting in a non-cash tax expense of $1.5 million that represented a substantial portion of the Company's net loss in the quarter. As a result, the Company will be able to recognize the benefit from available net operating loss carryforwards as the Company generates profits in future periods.
    Revenue grew $3.6 million in the second quarter primarily as a result of $2.8 million in revenue from the Company's Personal Training System (PTS) product, which was introduced during the third quarter of 2002. Workshop revenue increased $1.1 million, or 13%, for the second quarter of 2003 compared to the same period a year earlier as a result of an 8% increase in the number of workshops held and a 23% increase in workshop attendance amid improved market conditions and refined workshop scheduling. Investor education Web site subscription renewals increased approximately $700,000 during the second quarter of 2003 compared to the year ago quarter. Offsetting these increases was a $1.1 million decrease in revenue from the Company's other Web site products and services, which are considered non-core.
    "With each quarter INVESTools continues to make progress in building its core business in investor education," said Lee K. Barba, Chairman and Chief Executive Officer. "In spite of a weak first quarter due to economic and political turmoil, our second quarter proved that our strategy to develop diversified products that extend the lifetime value of our customers beyond our two-day workshop is succeeding.
    "INVESTools' increase in cash from significant growth in sales of our personal training line of products and subscription renewals is a clear and positive sign of the continuing growth prospects we see for the company. Our partner-driven distribution strategy continues to extend our marketing reach into new demographic groups within the investing community. We will continue to expand current distribution partnerships and add new ones while working to improve our operating margins through additional product development and sales."
    As of June 30, 2003, INVESTools had cash and marketable securities of $8.3 million, an increase of $700,000 from operations during the quarter. Excluding deferred revenue, a non-cash obligation, working capital at June 30, 2003 was $6.2 million, an increase of $2.3 million during the quarter. As of August 11, 2003, the Company had cash and marketable securities of approximately $9.8 million.
    In other developments, the Company announced that its Board of Directors appointed Michael Goldsmith as a Board member, effective immediately. Mr. Goldsmith, a former tax partner with Arthur Andersen, L.L.P. and Deloitte & Touche, L.L.P., is a managing director with Wealth and Tax Advisory Services, Inc., a subsidiary of Hong Kong and Shanghai Banking Corp.
    "Michael Goldsmith is an outstanding addition to INVESTools' Board," noted Mr. Barba. "His legal, tax and accounting expertise will enable us to better satisfy the increasing requirements under Sarbanes-Oxley for independent, outside director representation on the Board, as well as the Compensation and Audit Committees."

    About INVESTools

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. More than 80,000 investors around the world have graduated from INVESTools investor education programs. For more information regarding the Company's products and services, visit INVESTools' corporate Web site at http://www.investools.com.
    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts, timing of tax refunds and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.



                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (unaudited)

                                                             Three
                                                             Months
                      Three Months        Six Months         Ended
                      Ended June 30,    Ended June 30,      March 31,
                    ----------------- ------------------  ------------
                     2003     2002     2003      2002         2003
                    -------- -------- -------- ---------  ------------


Revenue             $18,127  $14,466  $32,007   $27,886       $13,880

Costs and expenses:
  Cost of revenue    10,671    6,681   18,066    12,843         7,395
  Selling expense     4,256    3,084    7,944     5,925         3,688
  Related party
   expense - selling      -    1,688      501     2,730           501
  General and
   administrative
   expense            3,351    3,608    6,322     7,790         2,971
  Depreciation and
   amortization
   expense              139      167      370       236           231
                    -------- -------- -------- ---------  ------------
    Total costs and
     expenses        18,417   15,228   33,203    29,524        14,786

      Loss from
       operations      (290)    (762)  (1,196)   (1,638)         (906)

Other income
 (expense):
  Interest income
   and other, net        10      (47)     (11)      (27)          (21)
  Minority interest
   expense                -      (29)       -       (27)            -
                    -------- -------- -------- ---------  ------------
    Total other
     income
     (expense)           10      (76)     (11)      (54)          (21)
                    -------- -------- -------- ---------  ------------

Loss before income
 taxes and
 cumulative effect
 of accounting
 change                (280)    (838)  (1,207)   (1,692)         (927)

  Income tax expense  1,464        -    1,464         -             -
                    -------- -------- -------- ---------  ------------
Loss before
 cumulative effect
 of accounting
 change              (1,744)    (838)  (2,671)   (1,692)         (927)

  Cumulative effect
   of accounting
   change                 -        -        -   (28,184)            -
                    -------- -------- -------- ---------  ------------

Net loss             (1,744)    (838)  (2,671)  (29,876)         (927)

  Preferred stock
   dividend               -      (15)       -       (45)            -
                    -------- -------- -------- ---------  ------------

Net loss available
 to common
 stockholders       $(1,744)   $(853) $(2,671) $(29,921)        $(927)
                    ======== ======== ======== =========  ============

Diluted per share
 amounts:

  Loss from
   operations        $(0.01)  $(0.02)  $(0.03)   $(0.04)       $(0.02)

  Loss before
   cumulative effect
   of accounting
   change             (0.04)   (0.02)   (0.06)    (0.04)        (0.02)
  Cumulative effect
   of accounting
   change                 -        -        -     (0.69)            -
                    -------- -------- -------- ---------  ------------
  Net loss available
   to common
   stockholders      $(0.04)  $(0.02)  $(0.06)   $(0.73)       $(0.02)
                    ======== ======== ======== =========  ============
Average diluted
 shares              43,423   41,578   43,315    41,180        43,206
                    ======== ======== ======== =========  ============

    CONTACT: INVESTools Inc., Houston
             Paul Helbling, 281-588-9102
             paul.helbling@investools.com
             or
             Jennifer Mundine, 281-588-9829
             jennifer.mundine@investools.com